Exhibit 99.1
News Release

Mark J. Hawkins Joins FIS Board of Directors

Key Facts:

•Mark J. Hawkins, President and CFO Emeritus at Salesforce.com, has joined the FIS Board of Directors.

JACKSONVILLE, Fla., June 9, 2021 - FIS® (NYSE:FIS), a global leader in financial services technology, today announced that Mark J. Hawkins has joined the company's Board of Directors.

Mr. Hawkins is currently the President and Chief Financial Officer Emeritus at Salesforce.com, a leading provider of enterprise cloud computing solutions, a position he has held since February 2021. He previously held the positions of President and Chief Financial Officer at Salesforce.com.

Prior to Salesforce.com, Mr. Hawkins served as Executive Vice President and Chief Financial Officer at Autodesk, Inc., a provider of three-dimensional design, engineering and entertainment software; Chief Financial Officer and Senior Vice President, Finance & IT, at Logitech International SA, a provider of personal computer and tablet accessories; and held various finance and management roles at global technology companies Dell Inc. and Hewlett-Packard Company.

“Mark is an industry leader who will bring broad and deep expertise to the Board,” said Gary Norcross, Chairman and Chief Executive Officer of FIS. “Throughout his career he has been heavily involved in finance, technology, global operations, and mergers and acquisitions. FIS is extremely fortunate to have such a talented individual joining our Board.”

Mr. Hawkins also serves on the Boards of Directors of SecureWorks Corp. (NASDAQ: SCWX), a provider of cyber security solutions; Toast, Inc., a cloud-based restaurant software company; and Plex Systems, Inc., a provider of cloud-delivered smart manufacturing solutions.

About FIS

FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

For More Information

Ellyn Raftery, 904.438.6083
Chief Marketing Officer
FIS Global Marketing and Corporate Communications
Ellyn.Raftery@fisglobal.com

Nathan Rozof, CFA, 866.254.4811
Executive Vice President
FIS Investor Relations
Nathan.Rozof@fisglobal.com